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                                  [LETTERHEAD]

July 13, 1998

Ms. Doris Lai
3285 Midvale Ave.
Los Angeles, CA 90034
Via Fax (310) 470-9384

Dear Doris:

This letter will confirm our offer to you to accept the position of Vice President - Finance at Superior National Insurance Group, Inc. effective August 3, 1998 under the following terms:

1.   Salary of $125,000.
2.   5,000 options at the current market value.
3. One year "evergreen" employment contract. If you are terminated by the Company for any reason other than "for cause" at any time the contract is in force, you will continue to receive compensation for one year from the date of termination.
4. You will be credited with the time of your prior employment for all benefit purposes, except where prohibited by law.
5. You will be allowed full participation in the management purchase of SNTL shares associated with the upcoming rights offering, including the financing to be provided to management by the company.
6. Your duties will involve management of the Accounting Department, and Alex Corbett and Stuart Levine will report directly to you, and you in turn will report directly to me. Premium Audit and Collections will in future report directly to me as well, as opposed to reporting through the Vice President - Finance.

I trust you will find this proposal satisfactory, and I want to assure you that we are delighted at the prospect of your return to Superior National.

Very truly yours,

/s/ J. Chris Seaman

J. Chris Seaman

Copy to Brad Cooper
        Bill Gentz